Exhibit 16.1

TURNER, STONE AND COMPANY, LLP

May 13, 2013

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read the statements made by CannaVEST Corp. which we understand will be filed with the Securiteis and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of CannaVEST Corp. dated May 13, 2013. We agree with the statements concerning our Firm in such Form 8-K.

Yours truly,

/s/ Turner, Stone and Company, LLP